EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main, Suite 1134	Tel: (801) 524-4787
Salt Lake City, Utah	May 8, 2007
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES
SUCCESSFUL COMPLETION OF ESOARS AUCTION

SALT LAKE CITY, May 8, 2007 — Zions Bancorporation (NASDAQ: ZION) announced today that it has successfully completed its auction of Employee Stock Option Appreciation Rights Securities (ESOARS™). Forty-three bidders participated in the auction for 99,418 ESOARS units. The market-clearing price was $12.06 per unit. ESOARS units were allocated to 21 bidders. A complete summary of the bidding, as well as further information about ESOARS™ can be found at www.esoars.com. Zions Direct, a nonbanking broker-dealer subsidiary of Zions Bancorporation, acted as auction agent.

Zions Bancorporation’s board of directors granted 994,180 employee stock options on May 4, 2007 with a strike price of $83.25. ESOARS entitle holders to receive specified payments from Zions Bancorporation upon the exercise of those employee stock options.

The ESOARS were offered to provide a market basis to determine the fair value of stock options granted to employees under Statement of Financial Accounting Standards (SFAS) No. 123R, which requires companies to expense these options. The valuation practice of most companies is to use modifications of standard option pricing models. However, these models were not designed to estimate the value of employee stock options and may not accurately reflect their actual value.

“This successful ESOARS auction supports the effectiveness of this method for valuing employee stock options,” said W. David Hemingway, senior investment officer and executive vice president of Zions Bancorporation. “We anticipate using this auction result in our own stock option expensing and also to help other option-granting companies use the method.”

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions Bancorporation operates its banking businesses under local management teams and community identities through over 500 offices and approximately 600 ATMs in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions Bancorporation is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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